Exhibit 99.1

Alliance Entertainment Reports First Quarter Fiscal 2027 Revenue Growth of 10% and GAAP Net Income Growth of 56%

GAAP diluted EPS increased 50% to $0.15 as net income reached $7.6 million

Gross profit increased 13% to $42.1 million; gross margin expanded to 15.1%

Physical movie revenue increased 20%; vinyl revenue rose 14% and CD revenue grew 22%

Collectibles revenue increased 87%

PLANTATION, Fla., November 12, 2026 (GLOBE NEWSWIRE) — Alliance Entertainment Holding Corporation (Nasdaq: AENT), a scaled entertainment commerce and collectibles platform serving content owners, brands, retailers and fans across music, movies, gaming, licensed merchandise and collectibles, with proprietary brands, authentication technology and reach across more than 35,000 retail and e-commerce storefronts, today reported its financial and operational results for the first quarter of fiscal 2027, ended September 30, 2026.

First Quarter Fiscal 2027 Financial Highlights

●	Net Revenues: Increased 10% to $278.8 million, compared with $254.0 million in the first quarter of fiscal 2026.

●	Gross Profit and Margin: Gross profit increased 13% to $42.1 million from $37.2 million, while gross margin expanded 50 basis points to 15.1% from 14.6%.

●	GAAP Net Income and EPS: Net income increased 56% to $7.6 million, compared with $4.9 million in the prior-year quarter. GAAP diluted earnings per share increased 50% to $0.15 from $0.10.

●	Operating Income: Operating income was $10.6 million, compared with $10.5 million in the prior-year quarter.

●	Adjusted EBITDA: Increased approximately 1% to $12.3 million, compared with $12.2 million in the prior-year quarter.

●	Adjusted Net Income and Adjusted Diluted EPS: Adjusted net income was $7.2 million, compared with $7.3 million in the prior-year quarter, while adjusted diluted earnings per share remained unchanged at $0.14.

●	Interest Expense: Decreased 49% to $1.2 million from $2.3 million, reflecting lower borrowing costs following the Company’s October 2025 refinancing.

●	Operating Cash Flow: Net cash provided by operating activities increased 58% to $4.3 million, compared with $2.7 million in the prior-year quarter.

●	Liquidity: The Company ended the quarter with approximately $48.9 million of availability under its $120 million revolving credit facility, along with $33.4 million of additional collateral-supported borrowing capacity above the facility’s current commitment limit. This excess collateral capacity could support a future expansion of the credit facility, subject to applicable conditions and lender approval.

“Fiscal 2027 is off to a strong start, with 10% revenue growth, higher gross margins and significant improvement in GAAP net income and earnings per share,” said Jeff Walker, Chief Executive Officer of Alliance Entertainment. “Physical music, movies and collectibles all grew, with collectibles revenue up 87%. For a long time, so much of the conversation was about streaming replacing physical formats. But what we’ve seen consistently is that fans who can listen to an album or watch a movie online still want something special they can own and collect. The entertainment industry is increasingly recognizing the value of these highly engaged consumers—the superfans—and the growing demand for physical products that we’ve been seeing for years.”

“We believe everybody is a superfan of something, and those fans want products that bring them closer to what they love,” Walker continued. “And when you offer a limited edition or an exclusive collectible, that adds another dimension, because now they have a unique product not everybody else has. This is right in our wheelhouse. We have the studio and label relationships, the retail reach and the fulfillment capabilities to get these products into fans’ hands. What’s exciting is that as more content owners look for ways to serve these fans, they need partners who understand both the products and how to bring them to market. That creates a lot of opportunity for Alliance.”

“First-quarter results reflect continued revenue growth and gross margin improvement, along with the benefits of our strengthened financing structure,” said Amanda Gnecco, Chief Financial Officer of Alliance Entertainment. “Gross profit increased approximately 13%, outpacing revenue growth, while interest expense declined nearly 49% following our refinancing with Bank of America. GAAP net income increased 56% to $7.6 million, benefiting from lower borrowing costs and a favorable non-cash change in the fair value of warrant liabilities.”

“We also made progress on our objective of improving cash generation,” Gnecco added. “Operating cash flow increased to $4.3 million from $2.7 million a year ago, despite continued investment in inventory to support customer demand and anticipated sales activity as we enter the holiday season. As we move through fiscal 2027, our priorities remain focused on profitable growth, working-capital efficiency, expense discipline and improving operating leverage. With lower borrowing costs and substantial availability under our revolving credit facility, we believe we have the financial flexibility to support our strategic initiatives while continuing to strengthen the business.”

Strategic & Operating Highlights

●	Physical Movie Growth Supported by Major Studio Relationships: Physical movie revenue increased 20% to $101.1 million, compared with $84.0 million in the prior-year quarter. Growth benefited from new releases and expanded retail availability through the Company’s exclusive physical-media distribution relationships with Paramount and Amazon MGM Studios.

●	Vinyl and CDs Delivered Double-Digit Growth: Vinyl revenue increased 14% to $86.7 million from $75.8 million, while CD revenue increased 22% to $41.2 million from $33.9 million. New releases, reissues and collectible editions supported physical music demand, with both formats benefiting from higher unit sales and average selling prices.

●	Collectibles Revenue Increased 87%: Collectibles revenue increased to $11.9 million from $6.4 million, supported by expanded licensed merchandise offerings, broader sourcing initiatives and vendor relationships, and the Company’s owned Handmade by Robots™ brand. Collectibles represented 4.3% of quarterly revenue, compared with 2.5% in the prior-year period.

●	Distribution and Fulfillment Revenue Increased 18%: Distribution and fulfillment fee revenue increased to $5.7 million from $4.8 million, reflecting higher demand for the Company’s distribution, fulfillment and value-added logistics services.

●	Authentication and Digital Product Identity Development Continued: Alliance continued developing NFC-enabled authentication and digital product identity capabilities through Endstate Authentic and Alliance Authentic™. These initiatives are designed to support product verification, provenance, preservation and authenticated resale across premium physical entertainment and collectibles.

●	Technology and Automation Initiatives Focused on Productivity: Alliance continued investing in warehouse automation and expanding its use of artificial intelligence to streamline workflows and improve financial and operational processes. These efforts are intended to reduce manual work and support more efficient operations as the business grows.

First Quarter Fiscal 2027 Financial Review

Net revenues for the first quarter of fiscal 2027 increased $24.9 million, or 10%, to $278.8 million from $254.0 million in the prior-year quarter. Revenue growth was driven primarily by higher sales of physical movies, vinyl records, CDs and collectibles, partially offset by declines in gaming and digital downloads.

Physical movie revenue increased $17.1 million, or 20%, to $101.1 million, supported by higher unit volumes and the Company’s expanding relationships with major studios. Vinyl revenue increased $10.9 million, or 14%, to $86.7 million, while CD revenue increased $7.3 million, or 22%, to $41.2 million. Collectibles revenue increased $5.5 million, or 87%, to $11.9 million, reflecting continued expansion in licensed merchandise and proprietary products. These increases were partially offset by an $18.4 million decline in gaming revenue, primarily reflecting lower product availability and the absence of certain prior-year sales associated with the Nintendo Switch 2 launch.

Gross profit increased $5.0 million, or approximately 13%, to $42.1 million from $37.2 million in the prior-year quarter. Gross margin improved 50 basis points to 15.1% from 14.6%, reflecting stronger product margins and favorable contributions from the Company’s evolving product mix.

Total operating expenses increased to $31.5 million from $26.6 million in the prior-year quarter, primarily reflecting higher selling, general and administrative expenses and distribution and fulfillment costs. Distribution and fulfillment expenses increased to $12.0 million from $9.9 million, driven primarily by higher warehouse payroll and operating costs associated with increased business activity, specialized product handling and fulfillment requirements. Selling, general and administrative expenses increased to $17.9 million from $15.1 million, reflecting higher employee-related expenses, professional-service costs and investments supporting the Company’s strategic initiatives.

Operating income was $10.6 million, compared with $10.5 million in the prior-year quarter. The increase in gross profit was substantially offset by higher operating expenses as the Company continued supporting revenue growth and investing in its operational capabilities.

Interest expense decreased $1.1 million, or 49%, to $1.2 million from $2.3 million in the prior-year quarter. The decrease primarily reflected a reduction in the Company’s average effective interest rate to 5.3% from 8.4% following the October 2025 refinancing of its revolving credit facility with Bank of America. Lower borrowing costs more than offset the impact of higher average borrowings during the quarter.

GAAP net income increased $2.7 million, or 56%, to $7.6 million from $4.9 million in the prior-year quarter. GAAP diluted earnings per share increased 50% to $0.15 from $0.10. The year-over-year improvement reflected lower interest expense and a favorable change in the fair value of warrant liabilities, partially offset by higher income tax expense. The Company recorded a non-cash gain of approximately $0.9 million related to warrant remeasurement during the quarter, compared with a non-cash loss of approximately $1.5 million in the prior-year period.

Adjusted EBITDA increased approximately 1% to $12.3 million from $12.2 million in the prior-year quarter. Adjusted net income was $7.2 million, while adjusted diluted earnings per share remained unchanged at $0.14. These non-GAAP measures exclude certain items that management does not consider representative of ongoing operating performance, including non-cash warrant remeasurement adjustments.

Net cash provided by operating activities increased to $4.3 million from $2.7 million in the prior-year quarter. Operating cash flow benefited from the Company’s higher earnings and changes in working capital, including increased accounts payable, partially offset by higher inventory and receivables. Inventory increased to $152.0 million at September 30, 2026, from $126.6 million at June 30, 2026, reflecting investment to support sales growth and anticipated customer demand.

At September 30, 2026, the Company had approximately $70.8 million outstanding under its $120 million revolving credit facility, with approximately $49.2 million of availability. The Company remained in compliance with applicable credit facility covenants. Management continues to prioritize working-capital efficiency, inventory productivity, receivable collections and disciplined capital allocation while supporting growth across physical entertainment, collectibles, fulfillment and authentication technologies.

Conference Call

Alliance Entertainment Chief Executive Officer Jeff Walker, Chief Financial Officer Amanda Gnecco, and Executive Chairman Bruce Ogilvie will host the conference call, which will be followed by a question-and-answer session. A presentation will accompany the call and can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, November 12, 2026
Time:	4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time
Toll-free dial-in number:	1-844-825-9789
International dial-in number:	1-412-317-5180
Conference ID:	10213070

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact RedChip Companies at 1-407-644-4256.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1781348&tp_key=9221210ff0 and via the investor relations section of the Company’s website here.

A telephone replay of the call will be available approximately three hours after the call concludes and can be accessed through December 12, 2026, using the following information:

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10213070

About Alliance Entertainment

Alliance Entertainment (NASDAQ: AENT) is a premier distributor and fulfillment partner for the entertainment and pop culture collectibles industry. With more than 340,000 unique in-stock SKUs - including over 57,300 exclusive titles across compact discs, vinyl LPs, DVDs, Blu-rays, and video games - Alliance offers the largest selection of physical media in the market. Our vast catalog also includes licensed merchandise, toys, retro gaming products, and collectibles, serving over 35,000 retail locations and powering e-commerce fulfillment for leading retailers. Alliance also owns and operates proprietary collectibles brands, including Handmade by Robots™, a stylized vinyl figure line featuring licensed characters from leading entertainment franchises, and Alliance Authentic™, a premium platform for authentic, certified, and individually numbered entertainment collectibles. In addition, Alliance operates Endstate Authentic, a dedicated NFC-enabled authentication and digital product identity platform supporting authenticated collectibles, resale, and brand protection. Leveraging decades of operational expertise, exclusive sourcing relationships, and a capital-light, scalable infrastructure, Alliance connects fans and collectors to the products, franchises, and experiences they value across formats and generations. For more information, visit www.aent.com.

Forward Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether identified in this Press Release, and on the current expectations of Alliance’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Alliance. These forward-looking statements are subject to a number of risks and uncertainties, including risks relating to the anticipated growth rates and market opportunities; changes in applicable laws or regulations; the ability of Alliance to execute its business model, including market acceptance of its systems and related services; Alliance’s reliance on a concentration of suppliers for its products and services; increases in Alliance’s costs, disruption of supply, or shortage of products and materials; Alliance’s dependence on a concentration of customers, and failure to add new customers or expand sales to Alliance’s existing customers; increased Alliance inventory and risk of obsolescence; Alliance’s significant amount of indebtedness; our ability to refinance our existing indebtedness; risks that a breach of the revolving credit facility could result in the lender declaring a default and that the full outstanding amount under the revolving credit facility could be immediately due in full, which would have severe adverse consequences for the Company; known or future litigation and regulatory enforcement risks, including the diversion of time and attention and the additional costs and demands on Alliance’s resources; Alliance’s business being adversely affected by increased inflation, uncertainty regarding tariffs, higher interest rates and other adverse economic, business, and/or competitive factors; geopolitical risk and changes in applicable laws or regulations; as well as our financial condition and results of operations; substantial regulations, which are evolving, and unfavorable changes or failure by Alliance to comply with these regulations; product liability claims, which could harm Alliance’s financial condition and liquidity if Alliance is not able to successfully defend or insure against such claims; availability of additional capital to support business growth; and the inability of Alliance to develop and maintain effective internal controls.

For investor inquiries, please contact:

Dave Gentry

RedChip Companies, Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

AENT@redchip.com

ALLIANCE ENTERTAINMENT HOLDING CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Three Months Ended
($ in thousands except share and per share amounts)	September 30, 2026	September 30, 2025
Net Revenues	$278,830	$253,974
Cost of Revenues (excluding depreciation and amortization)	236,699	216,793
Operating Expenses
Distribution and Fulfillment Expense	12,025	9,920
Selling, General and Administrative Expense	17,944	15,078
Depreciation and Amortization	1,426	1,286
Transaction Costs	112	370
Gain on Disposal of Fixed Assets	-	(20)
Total Operating Expenses	31,507	26,634
Operating Income	10,624	10,547
Other Expenses
Interest Expense	1,201	2,347
State tax benefit from prior year	(3)	-
Change in Fair Value of Warrants	(850)	1,462
Total Other Expenses	348	3,809
Income Before Income Tax Expense	10,276	6,738
Income Tax Expense	2,655	1,858
Net Income	$7,621	$4,880
Other Comprehensive Income
Foreign Currency Translation	-	-
Total Comprehensive Income	$7,621	$4,880
Net Income per Share – Basic and Diluted	$0.15	$0.10
Weighted Average Common Shares Outstanding – Basic	50,979,630	50,957,370
Weighted Average Common Shares Outstanding – Diluted	51,082,171	50,996,141

ALLIANCE ENTERTAINMENT HOLDING CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands except per share amounts)	September 30, 2026	June 30, 2026
	(Unaudited)
Assets
Current Assets
Cash	$649	$814
Trade Receivables, Net of Allowance for Credit Losses of $1,011 and $811, respectively	119,547	111,038
Inventory, Net	152,019	126,599
Other Current Assets	8,857	9,843
Total Current Assets	281,072	248,294
Property and Equipment, Net	10,301	10,564
Operating Lease Right-of-Use Assets, Net	15,292	16,062
Goodwill	94,081	94,081
Intangibles, Net	17,499	18,457
Other Long-Term Assets	9,630	9,932
Deferred Tax Asset, Net	210	210
Total Assets	$428,085	$397,600
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$198,769	$170,958
Accrued Expenses	9,101	8,361
Current Portion of Operating Lease Obligations	3,406	3,329
Current Portion of Finance Lease Obligations	1,133	1,937
Deferred Consideration	1,300	1,300
Total Current Liabilities	213,709	185,885
Revolving Credit Facility, Net	70,311	73,721
Operating Lease Obligations, Non-Current	13,368	14,217
Contingent Liability, Non-Current	5,500	5,500
Acquired Royalty Obligation (Endstate), Non-Current	165	165
Warrant Liability	588	1,496
Total Liabilities	303,641	280,984
Commitments and Contingencies (Note 13)
Stockholders’ Equity
Preferred Stock: Par Value $0.0001 per share, Authorized 1,000,000 shares, Issued and Outstanding and shares as of September 30, 2026, and June 30, 2026	-	-
Common Stock: Par Value $0.0001 per share, Authorized 550,000,000 shares at September 30, 2026, and at June 30, 2026; Issued and Outstanding 50,979,630 Shares as of September 30, 2026, and June 30, 2026, respectively	5	5
Paid In Capital	49,114	48,907
Accumulated Other Comprehensive Loss	(77)	(77)
Retained Earnings	75,402	67,781
Total Stockholders’ Equity	124,444	116,616
Total Liabilities and Stockholders’ Equity	$428,085	$397,600

ALLIANCE ENTERTAINMENT HOLDING CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended	Three Months Ended
($ in thousands)	September 30, 2026	September 30, 2025
Cash Flows from Operating Activities:
Net Income	$7,621	$4,880
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Depreciation of Property and Equipment	468	442
Amortization of Intangible Assets	958	844
Amortization of Deferred Financing Costs (Included in Interest Expense)	32	351
Allowance for Credit Losses	344	79
Change in Fair Value of Warrants	(850)	1,462
Non-cash lease expense	770	779
Stock-based Compensation Expense	149	25
Gain on Disposal of Fixed Assets	-	(20)
Changes in Assets and Liabilities
Trade Receivables	(8,853)	758
Inventory	(25,420)	(18,880)
Income Taxes Payable\Receivable	2,410	1,516
Operating Lease Obligations	(772)	(742)
Other Assets	1,001	(3,459)
Accounts Payable	27,811	18,545
Accrued Expenses and Contingent Liability	(1,382)	(3,860)
Net Cash Provided By Operating Activities	4,287	$2,720
Cash Flows from Investing Activities:
Capital Expenditures	(205)	(345)
Cash Inflow from Asset Disposal	-	26
Net Cash Used in Investing Activities	(205)	(319)
Cash Flows from Financing Activities:
Payments on Financing Leases	(804)	(746)
Payments on Revolving Credit Facility	(256,609)	(234,317)
Borrowings on Revolving Credit Facility	253,166	234,699
Deferred Financing Costs	-	(50)
Net Cash Used In Financing Activities	(4,247)	(414)
Net Increase/(Decrease) Increase in Cash	(165)	1,987
Net Effect of Currency Translation on Cash	-	-
Cash, Beginning of the Period	814	1,236
Cash, End of the Period	$649	$3,223
Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$1,105	$2,313
Cash Paid for Income Taxes	$245	$342

Non-GAAP Financial Measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings per Diluted Share (collectively, the “Non-GAAP Financial Measures”) are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. The Non-GAAP Financial Measures are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income, earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define EBITDA as net income before interest expense, net, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for non-cash charges related to equity-based compensation programs, acquisition and deal-related costs, changes in the fair value of warrants, insurance claim recoveries, and restructuring costs and net gains and losses on the disposal of assets. We define Adjusted Net Income as net income adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, non-cash charges related to equity-based compensation programs, acquisition and deal-related costs, amortization of acquisition-related intangible assets, amortization of deferred financing costs, changes in the fair value of warrants and litigation costs and settlements, regulatory assessments and insurance settlements, and the income tax expense effect of these adjustments. We define Adjusted Earnings per Diluted Share as Adjusted Net Income divided by the weighted-average shares outstanding used in the calculation of diluted earnings per share in accordance with U.S. GAAP.

We caution investors that amounts presented in accordance with our definitions of the Non-GAAP Financial Measures may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate the Non-GAAP Financial Measures in the same manner. We present the Non-GAAP Financial Measures because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following tables reconcile the Non-GAAP Financial Measures to the most directly comparable U.S. GAAP financial performance measure, which is net income, for the periods presented:

	Three Months Ended	Three Months Ended
(in thousands, except share and per share data)	September 30, 2026	September 30, 2025
Net income	$7,621	$4,880
Equity-based compensation (1)	149	25
Acquisition and deal-related costs (2)	112	370
Amortization of acquisition-related intangible assets (3)	105	90
Amortization of deferred financing costs (4)	32	351
Change in fair value of warrants and contingent consideration (5)	(850)	1,462
Litigation costs and settlements (6)	237	382
State Tax benefit from prior year (10)	(3)	-
Income tax effect of adjustments (7)	(158)	(305)
Adjusted net income	$7,245	$7,255
Weighted-average shares outstanding—basic	50,979,630	50,957,370
Effect of dilutive securities	102,541	38,771
Weighted-average shares outstanding—diluted	51,082,171	50,996,141
Earnings per diluted share	$0.15	$0.10
Adjusted earnings per diluted share	$0.14	$0.14

($ in thousands)	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025
Net income	$7,621	$4,880
Add back:
Interest expense, net	1,201	2,347
Income tax expense	2,655	1,858
Depreciation and amortization (8)	1,426	1,286
EBITDA	12,903	10,371
Adjustments:
Acquisition and deal-related costs (2)	112	370
Equity-based compensation (1)	149	25
Change in fair value of warrants and contingent consideration (5)	(850)	1,462
State tax benefit from Prior Year (10)	(3)	-
Gain on disposal of property and equipment (9)	-	(20)
Adjusted EBITDA	$12,311	$12,208

(1) Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on the timing of awards.

(2) Represents costs incurred in connection with completed and contemplated business combinations, including advisory, legal, accounting and other professional fees.

(3) Represents amortization of intangible assets acquired in business combinations. The revenue generated by those intangible assets is not excluded from the Non-GAAP Financial Measures.

(4) Represents amortization of debt issuance costs incurred in connection with our credit facility with Bank of America and the terminated White Oak Credit Facility.

(5) Represents non-cash gains and losses resulting from the remeasurement of warrant liabilities and contingent consideration to fair value at each reporting date.

(6) Represents legal fees, settlement amounts and other costs associated with litigation matters that we do not consider indicative of our ongoing operating performance.

(7) Represents the income tax effect of the above adjustments. This adjustment uses a blended federal and state statutory income tax rate of 25% for all periods presented and is applied only to those adjustments that carry an income tax consequence. Changes in the fair value of warrants and contingent consideration are not deductible for income tax purposes and accordingly have not been tax effected.

(8) Represents total depreciation and amortization determined in accordance with U.S. GAAP, which includes amortization of acquisition-related intangible assets. Accordingly, no separate adjustment for that amortization is presented in the reconciliation of EBITDA to Adjusted EBITDA.

(9) Represents net gains and losses on the disposal of property and equipment.

(10) State Tax refund for abandoned property